Exhibit 99.1

Advance Auto Parts Reports Second Quarter 2026 Results

● Q2 2026 Adjusted Operating Income Margin Expands By Over 250 Basis Points Year-Over-Year

● Reaffirms Full Year 2026 Sales, Adjusted Operating Income Margin and Free Cash Flow Guidance

● Repurchased Debt; Net Leverage Moved Lower to 2.1x in Q2 2026 From 2.4x in Q1 2026

RALEIGH, N.C., August 20, 2026 — Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, announced its financial results for the second quarter ended July 18, 2026.

"During the second quarter, the Advance team maintained focus on executing our strategic initiatives to achieve solid profitability, while navigating a volatile demand environment and I thank the team for their hard work and commitment to serving our customers,” said Shane O'Kelly, president and chief executive officer. "Our second quarter comparable sales results reflected low-single-digit growth in the Pro channel, which performed in line with expectations along with Main Street Pro trends outpacing overall Pro trends. However, total enterprise sales performance was impacted by the DIY channel as tighter household budgets constrained spending more than we anticipated, especially during the last four weeks of the quarter. The focus on executing our initiatives helped Advance achieve a significant milestone with the return to positive year to date free cash flow, following two years of outflows. We view this as an important proof point in our strategic journey as we work to create long-term value for our shareholders."

Second Quarter 2026 Results (1)

Second quarter 2026 net sales totaled $2.0 billion, compared with $2.0 billion in the second quarter of the prior year. Comparable store sales for the second quarter 2026 decreased 0.5%.

The Company's second quarter 2026 gross profit was $0.9 billion, or 46.2% of net sales compared with $0.9 billion, or 43.5% in the second quarter of 2025. Adjusted gross profit was $0.9 billion, or 46.2% of net sales in the second quarter of 2026 compared with $0.9 billion, or 43.8% in the second quarter of 2025. Second quarter 2026 adjusted gross profit included $26 million in refunds related to tariffs that were previously paid under the International Emergency Economic Powers Act (IEEPA). Excluding these refunds, the increase in gross profit as a percentage of net sales compared to the second quarter of 2025 was primarily driven by expansion in product margin supported by our merchandising initiatives.

The Company's second quarter 2026 selling, general and administrative (SG&A) expenses were $0.8 billion, or 41.1% of net sales compared with $0.9 billion, or 42.4% of net sales in the second quarter of 2025. Adjusted SG&A expenses were $0.8 billion, or 40.6% of net sales in the second quarter of 2026 compared with $0.8 billion, or 40.7% of net sales in the second quarter of 2025.

The Company's second quarter 2026 operating income was $101 million, or 5.1% of net sales, compared with $22 million, or 1.1% of net sales in the second quarter of 2025. Adjusted operating income was $112 million or 5.6% of net sales in the second quarter of 2026, compared with $61 million or 3.0% of net sales in the second quarter of 2025.

(1)
The Company calculates comparable store sales based on the change in store sales starting once a location has been open for approximately one year and by including e-commerce sales and excluding sales fulfilled by distribution centers to independently owned Carquest locations. The Company includes sales from relocated stores in comparable store sales from the original date of opening. Closed stores are not included in the comparable store sales calculation. Comparable store sales is intended only as supplemental information and is not a substitute for Net sales presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").

The Company's second quarter 2026 diluted earnings per share was $0.90, compared with $0.25 in the second quarter of 2025. Adjusted diluted earnings per share was $1.03 in the second quarter of 2026, compared with $0.69 in the second quarter of 2025. Tariff refunds contributed approximately $0.31 to second quarter 2026 adjusted diluted earnings per share.

Capital Allocation

During the second quarter of 2026, the Company repurchased and retired approximately $30 million of principal outstanding debt.

On August 18, 2026, the Company declared a regular cash dividend of $0.25 per share to be paid on October 23, 2026 to all common stockholders of record as of October 9, 2026.

Full Year 2026 Guidance(1)

The Company has reaffirmed its full year 2026 guidance for net sales, comparable store sales, adjusted operating income margin, capital expenditures and free cash flow. Adjusted diluted EPS guidance has been revised to reflect higher pre-tax interest income. Full year guidance considers performance through the first half of 2026 including the receipt of tariff refunds and revised operating expectations for the second half of 2026. Additionally, the Company has revised its new store and market hub opening schedule for the year.

	As of August 20, 2026		Prior Guidance
($ in millions, except per share data)	Low	High	Low	High
Net sales	$8,485	$8,575	$8,485	$8,575
Comparable store sales (52 weeks)(2)	1.00%	2.00%	1.00%	2.00%
Adjusted operating income margin	3.80%	4.50%	3.80%	4.50%
Adjusted diluted EPS(3)	$2.60	$3.30	$2.40	$3.10
Capital expenditures	Approx. $300		Approx. $300
Free cash flow	Approx. $100		Approx. $100

Store growth
Store Openings	30 - 35		40 - 45
Market hub openings	15 - 20		10 - 15

(1)
Adjusted operating income margin, Adjusted diluted EPS and Free cash flow are Non-GAAP measures. For a better understanding of the Company's Non-GAAP adjustments, refer to the reconciliation of Non-GAAP financial measures in the accompanying financial tables. The Company is not able to provide a reconciliation of these forward-looking Non-GAAP measures presented herein because it is unable to predict with reasonable accuracy the value of certain adjustments and as a result, the comparable GAAP measures are unavailable without unreasonable efforts.
(2)
Comparable store sales for fiscal 2026 is calculated based on an adjusted fiscal 2025 baseline to account for the 53rd week. The Company calculates comparable store sales based on the change in store sales starting once a location has been open for approximately one year and by including e-commerce sales and excluding sales fulfilled by distribution centers to independently owned Carquest locations. The Company includes sales from relocated stores in comparable store sales from the original date of opening. Comparable store sales is intended only as supplemental information and is not a substitute for Net sales presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
(3)
Includes pre-tax interest expense of approximately $210 million and pre-tax interest income of approximately $100 million.

Investor Conference Call

The Company will detail its results for the second quarter and full year 2026 via a webcast scheduled to begin at 8 a.m. Eastern Time on Thursday, August 20, 2026. The webcast will be accessible via the Investor Relations page of the Company's website (ir.AdvanceAutoParts.com).

To join by phone, please pre-register online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the Company suggests registering a minimum 10 minutes before the start of the call. A replay of the conference call will be available on the Company's Investor Relations website for one year.

About Advance Auto Parts

Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installers and do-it-yourself customers. As of July 18, 2026, Advance operated 4,311 stores primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The Company also served 786 independently owned Carquest branded stores across these locations in addition to various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Lavesh Hemnani	Nicole Ducouer
E: invrelations@advance-auto.com	E: AAPcommunications@advance-auto.com

Forward-Looking Statements

Certain statements herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast," “guidance,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “should,” “strategy,” “target,” “will,” or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the Company’s strategic initiatives, future business and financial performance, revenue, earnings, cash flow, liquidity, restructuring and asset optimization plans, financial objectives, debt capital structure, operational plans and objectives, capital expenditures, organizational changes, cost reductions, expectations for macroeconomic conditions, marketing strategies, inflation, impairments, consumer behavior and preferences, labor costs and availability, supply chain and merchandising strategies and effects, technology investments, effective tax rates, regulatory changes and impacts, anticipated impacts of tariffs and other trade barriers, tariff refunds, compliance with debt covenants, statements about the status of, and capacity and utilization under, the Company’s supply chain financing arrangements and statements about the Company’s future credit ratings and outlook as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the Company’s views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the Company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, the Company’s ability to hire, train and retain qualified employees, the timing and implementation of strategic initiatives, risks associated with the Company’s restructuring and asset optimization plans, risks relating to incurrence of indebtedness and increased leverage, risks relating to the Company's credit ratings or perceived creditworthiness, the Company's ability to complete store openings, deterioration of general macroeconomic conditions, geopolitical factors, including tariffs, petroleum supply and prices, and trade restrictions, the highly competitive nature of the industry, demand for the Company’s products and services, risks relating to the impairment of assets, including intangible assets such as goodwill, access to financing on favorable terms, complexities in the Company’s inventory and supply chain, implementation and operation of information and technology systems and innovative technologies, and challenges with transforming and growing its business. Please refer to "Item 1A. Risk Factors" of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), as updated by the Company's subsequent filings with the SEC, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions), (unaudited)(1)

Assets	July 18, 2026	January 3, 2026
Current assets:
Cash and cash equivalents	$3,120	$3,123
Receivables, net	390	380
Inventories, net	3,844	3,646
Other current assets	119	141
Total current assets	7,473	7,290
Property and equipment, net	1,276	1,269
Operating lease right-of-use assets	2,149	2,157
Goodwill	599	600
Other intangible assets, net	398	400
Other assets	124	110
Total assets	$12,019	$11,826
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,126	$2,977
Accrued expenses	733	756
Other current liabilities	417	443
Total current liabilities	4,276	4,176
Long-term debt	3,387	3,412
Operating lease liabilities	1,824	1,812
Deferred income taxes	171	142
Other long-term liabilities	104	86
Total liabilities	9,762	9,628
Total stockholders' equity	2,257	2,198
Total liabilities and stockholders' equity	$12,019	$11,826

(1) This condensed consolidated balance sheet has been prepared on a basis consistent with the Company's previously prepared balance sheets filed with the Securities and Exchange Commission ("SEC"), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).

Advance Auto Parts, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in millions, except per share data), (unaudited)(1)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 18, 2026	July 12, 2025	July 18, 2026	July 12, 2025
Net sales	$2,000	$2,010	$4,614	$4,593
Cost of sales	1,077	1,136	2,511	2,609
Gross profit	923	874	2,103	1,984
Selling, general and administrative expenses, exclusive of restructuring expenses	812	823	1,892	1,945
Restructuring and related expenses	10	29	41	148
Selling, general and administrative expenses	822	852	1,933	2,093
Operating income (loss)	101	22	170	(109)
Other, net:
Interest expense	(48)	(19)	(113)	(46)
Other income, net	22	18	53	45
Total other, net	(26)	(1)	(60)	(1)
Income (loss) before income tax expense	75	21	110	(110)
Income tax expense (benefit)	20	6	30	(149)
Net income	$55	$15	$80	$39

Basic earnings per common share	$0.91	$0.25	$1.33	$0.65
Basic weighted-average common shares outstanding	60.3	59.9	60.2	59.9

Diluted earnings per common share	$0.90	$0.25	$1.31	$0.65
Diluted weighted-average common shares outstanding	61.0	60.5	60.9	60.3

(1) These condensed consolidated statements of operations have been prepared on a basis consistent with the Company's previously prepared statements of operations filed with the SEC, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions), (unaudited)(1)

	Twenty-Eight Weeks Ended
	July 18, 2026	July 12, 2025
Cash flows from operating activities:
Net income	$80	$39
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	130	146
Share-based compensation	21	20
Loss on sale and impairment of long-lived assets	5	11
Expected future credit losses, net	7	16
Provision for deferred income taxes	29	(21)
Other, net	21	3
Net change in:
Receivables, net	(17)	38
Inventories, net	(206)	(73)
Operating lease right-of-use assets	4	62
Other assets	6	(65)
Accounts payable	155	(90)
Accrued expenses	31	(83)
Operating lease liabilities	(31)	(109)
Other liabilities	17	-
Net cash provided by (used) in operating activities	252	(106)
Cash flows from investing activities:
Purchases of property and equipment	(132)	(95)
Proceeds from sales of property and equipment	1	20
Other, net	(2)	-
Net cash used in investing activities of continuing operations	(133)	(75)
Net cash used in investing activities of discontinued operations	(55)	-
Net cash used in investing activities	(188)	(75)
Cash flows from financing activities:
Dividends paid	(30)	(30)
Repayment of long-term debt	(29)	-
Other, net	(7)	(2)
Net cash used in financing activities	(66)	(32)

Effect of exchange rate changes on cash	(1)	1

Net decrease in cash and cash equivalents	(3)	(212)
Cash and cash equivalents, beginning of period	3,123	1,869
Cash and cash equivalents, end of period	$3,120	$1,657

(1) This condensed consolidated statement of cash flows has been prepared on a basis consistent with the Company's previously prepared statements of operations filed with the SEC, but does not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures

The Company uses certain Non-GAAP financial measures described below to supplement the Company's unaudited condensed consolidated financial statements prepared and presented in accordance with GAAP and to understand and evaluate the Company's core operating performance. These Non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented as the Company believes that such Non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to important metrics used by management for financial and operational decision-making. The Company is presenting these Non-GAAP metrics to provide investors insight to the information used by our management to evaluate our business and financial performance. The Company believes that these measures provide investors increased comparability of our core financial performance over multiple periods with other companies in our industry. The Company's Non-GAAP financial measures include Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Selling, General and Administrative expense (“Adjusted SG&A”), Adjusted SG&A Margin, Adjusted Operating Income (loss), Adjusted Operating Income (loss) Margin, Adjusted Net Income (loss), Adjusted Diluted Earnings (loss) Per Share (“Adjusted Diluted EPS”), Free Cash Flow and Adjusted Net Debt to Adjusted EBITDAR ("Net Leverage Ratio"), and should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing operating performance, financial position or cash flows.

The Company has presented these Non-GAAP financial measures as the Company believes that the presentation of the financial results that exclude the categories of expenses and income listed below provide useful and indicative information about the performance of the Company's base operations because the expenses and income vary from period to period in terms of size, nature and significance. The Company also adjusts for the income tax impact of these Non-GAAP adjustments using the estimated tax rate in effect for the respective Non-GAAP adjustments. Included below is a description of the categories of expenses and income that the Company has determined are not normal, recurring cash operating expenses necessary to operate the Company’s business.

•
Restructuring and other related expenses: Expenses directly incurred relating to announced restructuring initiatives. These expenses include severance expense, retention bonuses, incremental reserves related to the collectibility of receivables (inclusive of notes receivable) and third-party professional services expenses incurred for services provided in assisting in the development and execution of the plan(s). These expenses also include certain costs related to the distribution network optimization plan for the conversion of the stores and distribution centers to market hubs, including realized losses on liquidated inventory, temporary labor, nonrecurring professional service fees and team member severance.
•
Impairments and write-down of assets: Expenses relating to the impairment of certain assets, including operating lease right-of-use ("ROU") assets, property and equipment, goodwill and intangible assets. These expenses also include incremental depreciation as a result of accelerating long-lived assets over a shorter useful life, ROU asset amortization after store closure, and incremental lease abandonment expenses as a result of accelerating ROU asset amortization for leases the Company expects to exit before the end of the contractual term, net of gains on lease terminations.
•
Other items: Expenses primarily relating to nonrecurring services rendered by third-party vendors engaged to perform strategic business review and transformational activities, expense incurred related to acquisitions and divestitures including third-party transaction related expenses, transition services agreement expenses and income, and certain other expenses not viewed as normal cash operating expenses. In fiscal 2025, these expenses also included a non-cash charge related to expected future credit losses on vendor receivables due from a vendor that filed voluntary petitions for Chapter 11 bankruptcy protection. Other items also include certain tax items, both expenses and benefits, that are unrelated to the fiscal year in which they are recorded and are excluded in order to provide a clearer understanding of the Company’s ongoing Non-GAAP tax rate and after-tax earnings.

Reconciliation of GAAP Results to Non-GAAP Results:

	Twelve Weeks Ended July 18, 2026
	GAAP Results	GAAP Margin(1)	Restructuring and Other Related Expenses(2)	Impairments and Write-downs of assets(3)	Other Items	Non-GAAP Adjusted Results	Non-GAAP Adjusted Margin(1)
Net sales	$2,000		$-	$-	$-	$2,000
Cost of sales	1,077		1	-	-	1,076
Gross Profit	923	46.2%	1	-	-	924	46.2%
Selling, general and administrative	822	41.1%	3	6	1	812	40.6%
Operating income	101	5.1%	4	6	1	112	5.6%
Other, net	(26)		-	-	-	(26)
Income tax expense (benefit)(4)	20		(1)	(2)	-	23
Net Income	$55		$3	$4	$1	$63

Diluted earnings per share	$0.90					$1.03
Diluted weighted-average common shares outstanding	61.0					61.0

(1) These GAAP and Non-GAAP measures are calculated as a percentage of net sales.

(2) Restructuring and other related expenses includes expenses associated with location closures.

(3) The Company recorded incremental accelerated depreciation and amortization for property and equipment and ROU assets of $4 million and impairment charges for property and equipment and ROU assets of $2 million, net of gains on sale.

(4) The income tax impact of Non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective Non-GAAP adjustments.

	Twelve Weeks Ended July 12, 2025
	GAAP Results	GAAP Margin(1)	Restructuring and Other Related Expenses	Impairments and Write-downs of assets	Other Items	Non-GAAP Adjusted Results	Non-GAAP Adjusted Margin(1)
Net sales	$2,010		$-	$-	$-	$2,010
Cost of sales	1,136		6	-	-	1,130
Gross Profit	874	43.5%	6	-	-	880	43.8%
Selling, general and administrative	852	42.4%	13	13	7	819	40.7%
Operating income	22	1.1%	19	13	7	61	3.0%
Other, net	(1)		-	-	(3)	(4)
Income tax expense (benefit)	6		(5)	(3)	(1)	15
Net Income	$15		$14	$10	$3	$42

Diluted earnings per share	$0.25					$0.69
Diluted weighted-average common shares outstanding	60.5					60.5

(1) These GAAP and Non-GAAP measures are calculated as a percentage of net sales.

Details of Non-GAAP adjustment amounts included in the Non-GAAP reconciliation for the prior period are included in the press release for that period.

	Twenty-Eight Weeks Ended July 18, 2026
	GAAP Results	GAAP Margin(1)	Restructuring and Other Related Expenses(2)	Impairments and Write-downs of assets(3)	Other Items(4)	Non-GAAP Adjusted Results	Non-GAAP Adjusted Margin(1)
Net sales	$4,614		$-	$-	$-	$4,614
Cost of sales	2,511		(1)	-	-	2,512
Gross Profit	2,103	45.6%	(1)	-	-	2,102	45.6%
Selling, general and administrative	1,933	41.9%	21	14	6	1,892	41.0%
Operating income	170	3.7%	20	14	6	210	4.6%
Other, net	(60)		-	-	1	(59)
Income tax expense (benefit)(5)	30		(5)	(3)	(2)	40
Net Income	$80		$15	$11	$5	$111

Diluted earnings per share	$1.31					$1.82
Diluted weighted-average common shares outstanding	60.9					60.9

(1) These GAAP and Non-GAAP measures are calculated as a percentage of net sales.

(2) Restructuring and other related expenses includes $13 million for reserves on independent loans and $7 million, net, of other related expenses associated with location closures.

(3) The Company recorded incremental accelerated depreciation and amortization for property and equipment and ROU assets of $9 million and impairment charges for property and equipment and ROU assets of $5 million, net of gains on sale.

(4) Other items includes $5 million of nonrecurring services rendered by third-party vendors.

(5) The income tax impact of Non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective Non-GAAP adjustments.

	Twenty-Eight Weeks Ended July 12, 2025
	GAAP Results	GAAP Margin(1)	Restructuring and Other Related Expenses	Impairments and Write-downs of assets	Other Items	Non-GAAP Adjusted Results	Non-GAAP Adjusted Margin(1)
Net sales	$4,593		$-	$-	$-	$4,593
Cost of sales	2,609		6	-	-	2,603
Gross Profit	1,984	43.2%	6	-	-	1,990	43.3%
Selling, general and administrative	2,093	45.6%	80	58	19	1,936	42.2%
Operating income (loss)	(109)	(2.4)%	86	58	19	54	1.2%
Other, net	(1)		-	-	(7)	(8)
Income tax expense (benefit)	(149)		(21)	(14)	(130)	16
Net Income	$39		$65	$44	$(118)	$30

Diluted earnings per share	$0.65					$0.50
Diluted weighted-average common shares outstanding	60.3					60.3

(1) These GAAP and Non-GAAP measures are calculated as a percentage of net sales.

Details of Non-GAAP adjustment amounts included in the Non-GAAP reconciliation for the prior period are included in the press release for that period.

Reconciliation of Free Cash Flow:

	Twenty-Eight Weeks Ended
(in millions)	July 18, 2026	July 12, 2025
Cash flows from continuing operations(1)	$252	$(106)
Purchases of property and equipment	(132)	(95)
Free cash flow	$120	$(201)

(1) The twenty-eight weeks ended July 18, 2026 and July 12, 2025, included approximately $11 million and $110 million, respectively, of cash charges related to restructuring and other related expenses under our 2024 Restructuring Plan.

Reconciliation of Adjusted Net Debt to Adjusted EBITDAR(1)

Four Quarters Ended
(in millions, except debt to net income and adjusted net debt to adjusted EBITDAR ratios)	July 18, 2026
Total Debt (GAAP)	$3,387
Add: Operating lease liabilities	2,215
Less: Cash & cash equivalents	(3,120)
Adjusted Net Debt (Non-GAAP)	$2,482

Net income (GAAP)	$109
Depreciation and amortization	256
Interest expense	206
Other income, net	(98)
Income tax expense	20
Rent expense	524
Share-based compensation	37
Transformation and other charges(2)	117
Adjusted EBITDAR (Non-GAAP)	$1,171

Debt to Net income (GAAP)	31.1
Adjusted Net Debt to Adjusted EBITDAR (Non-GAAP)	2.1

(1) Management believes its Adjusted Net Debt to Adjusted EBITDAR ratio (“net leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to re-establish an investment grade rating. The Company's credit rating could impact the Company's ability to obtain additional funding. A negative change in the Company's investment rating, could negatively impact future performance and limit growth opportunities. The net leverage ratio calculated by the Company is a Non-GAAP measure and should not be considered a substitute for debt to net income, as determined in accordance with GAAP. The Company adjusts the calculation to deduct available cash & cash equivalents and to add back the Company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The Company also adjusts the calculation to remove rent expense and transformational and other non-cash charges. The Company’s calculation of its net leverage ratio may not be calculated in the same manner as other companies, and thus may not be comparable to similarly titled measures used by other companies.

(2) The adjustments to the four quarters ended July 18, 2026 primarily include expenses associated with restructuring and related activities, including non-cash impairments, in addition to other items, including a charge for expected future credit losses related to vendor receivables due from a vendor that filed petitions for Chapter 11 bankruptcy protection on September 28, 2025, the Company's material weakness remediation efforts, professional fees and executive turnover.

Store Information:

During the twenty-eight weeks ended July 18, 2026, nine stores were opened and three stores were closed, resulting in a total of 4,311 stores as of July 18, 2026, compared with a total of 4,305 stores as of January 3, 2026.

The below table summarizes the changes in the number of company-operated stores during the twenty-eight weeks ended July 18, 2026:

	Twelve Weeks Ended
	AAP	CARQUEST	Total
April 25, 2026	4,070	238	4,308
New	4	1	5
Closed	(2)	-	(2)
July 18, 2026	4,072	239	4,311

	Twenty-Eight Weeks Ended
	AAP	CARQUEST	Total
January 3, 2026	4,066	239	4,305
New	8	1	9
Closed	(2)	(1)	(3)
July 18, 2026	4,072	239	4,311